Exhibit 99.1

Edwards Lifesciences Corporation One Edwards Way · Irvine, CA USA · 92614 Phone: 949.250.2500 · www.edwards.com

FOR IMMEDIATE RELEASE

Media Contact: Amy Hytowitz, 949-250-4009

Investor Contact: Mark Wilterding, 949-250-6826

EDWARDS LIFESCIENCES TO SELL CRITICAL CARE TO BD

Agreement strengthens Edwards’ strategy to advance structural heart innovation

IRVINE, CA, June 3, 2024 – Edwards Lifesciences (NYSE: EW) today announced it has entered into a definitive agreement to sell its Critical Care product group to BD (Becton, Dickinson and Company) (NYSE: BDX), in an all-cash transaction valued at $4.2 billion. With this agreement, Edwards is no longer pursuing the previously announced spin-off of Critical Care.

Edwards will use the after-tax cash proceeds to fund strategic growth investments. The sale enhances Edwards’ balance sheet flexibility for disciplined investments in technologies for aortic, mitral, tricuspid and pulmonic patients, as well as new therapeutic areas for interventional heart failure. Edwards’ goal is to build the most comprehensive structural heart disease portfolio through its pursuit of breakthrough technologies, indication expansions and world-class evidence for its surgical, TAVR and transcatheter mitral and tricuspid innovations, with the focus on helping even more patients around the world.

“Edwards’ underlying rationale for separating Critical Care remains the same: we are laser focused on pursuing a strategy centered on structural heart disease,” said Bernard Zovighian, Edwards’ CEO. “Our goal is to serve large unmet patient needs with our differentiated innovations while extending our global leadership, delivering sustainable growth and increasing shareholder value. Critical Care has made significant contributions to our company and has a long history of pioneering innovation. We believe this transaction will strengthen Edwards, Critical Care and BD, paving the way for both companies to deliver even greater value to patients.”

Critical Care will operate in Irvine, CA, and will be led by Katie Szyman, who is currently the corporate vice president of Critical Care for Edwards.

The transaction is expected to close by the end of 2024, subject to the satisfaction or waiver of certain closing conditions, including the receipt of required antitrust and foreign investment approvals. If it closes as expected, the impact to adjusted earnings per share (EPS) in 2024 would be immaterial. Other terms of the agreement were not disclosed.

Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC served as financial advisors, and Skadden Arps served as legal counsel to Edwards on the transaction.

About Edwards Lifesciences

Edwards Lifesciences is the global leader of patient-focused innovations for structural heart disease and critical care monitoring. We are driven by a passion for patients, dedicated to improving and enhancing lives through partnerships with clinicians and stakeholders across the global healthcare landscape. For more information, visit www.edwards.com and follow us on Facebook, Instagram, LinkedIn, X and YouTube.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements made by Mr. Zovighian, statements regarding the delivery of additional value for patients and Edwards’ goals in structural heart innovation, the timing for the closing of the transaction and Edwards’ ability to satisfy the closing conditions, including the receipt of required antitrust and foreign investment approvals. Forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though they are inherently uncertain and difficult to predict. Our forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement. Investors are cautioned not to unduly rely on such forward-looking statements.

Forward-looking statements involve risks and uncertainties that could cause results to differ materially from those expressed or implied by the forward-looking statements based on a number of factors. Factors that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements include, but are not limited to: (i) Edwards and BD may be unable to close the transaction in a timely manner or at all, including obtaining required regulatory approvals and satisfying other closing conditions, which may materially and adversely affect Edwards’ business and the price of Edwards’ common stock; (ii) uncertainty as to the timing of closing of the transaction; (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the purchase agreement; (iv) risks related to disruption of management’s attention from Edwards’ ongoing business operations; (v) the effect of the announcement or the pendency of the transaction on Edwards’ relationships with its customers, operating results and business generally; (vi) potential significant transaction costs associated with the transaction; (vii) the outcome of any legal proceedings or regulatory actions to the extent initiated against Edwards, BD or others related to the transaction; (viii) the ability of Edwards to execute on its strategy and achieve its goals and other expectations after the closing of the transaction; (ix) legal, regulatory, tax and economic developments affecting Edwards’ business; (x) the unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism, outbreak of war or hostilities or current or future pandemics or epidemics, as well as Edwards’ response to any of the aforementioned factors; and (xi) other risks detailed in Edwards’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2023, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2024. These filings, along with important safety information about our products, may be found at Edwards.com.